Warburg Pincus Intermediate Maturity Fund


Common Shares
One Year                          ((10,468.66/10,000)'pp'1/1 -1)                     =  4.68%
Three Year                        ((11,441.17/10,000)'pp'1/3 -1)                     =  4.59%
Five Year                         ((13,667.36/10,000)'pp'1/5 -1)                     =  6.45%
From Inception                    ((18,284.51/10,000)'pp'1/8.20 -1)                  =  7.64%